                                                                   EXHIBIT 10.14

                          TRANSITION SERVICES AGREEMENT

     This TRANSITION SERVICES AGREEMENT (this "Agreement") is made as of April 5, 2000, by and between Ziff Davis Media Inc., a Delaware corporation ("Buyer"), and ZD Inc., a Delaware corporation ("Asset Seller").

                              W I T N E S S E T H:

     WHEREAS, pursuant to that certain Purchase Agreement, dated as of December 6, 1999 (the "Purchase Agreement"), by and among Asset Seller, Ziff-Davis (Europe) Holdings, Inc. (the "Stock Seller," and together with the Asset Seller, the "Sellers") and Buyer, Buyer purchased certain publishing assets and companies of the Sellers;

     WHEREAS, in connection therewith, Buyer and Asset Seller desire that each of Buyer and Asset Seller provide, or cause their respective wholly-owned direct or indirect subsidiaries to provide, the other or such other's wholly-owned direct or indirect subsidiaries, with certain transition services as set forth herein (it being understood that the provision of certain other services by Buyer on the one hand, and/or Asset Seller, on the other hand, is addressed in other agreements executed and delivered as of the date hereof); and

     WHEREAS, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Asset Seller agree as follows:

     1.   Transition Services.

     (a) Subject to the other terms and conditions of this Agreement, each of Buyer and Asset Seller shall provide, or shall cause its wholly-owned direct or indirect subsidiaries to provide, to the other or wholly-owned direct or indirect subsidiaries of the other, from the date of this Agreement and for the period of time set forth on Attachment A with respect to each of the services, the respective services set forth on Attachment A attached hereto and such other transition assistance as may be mutually agreed by Buyer and Asset Seller (collectively, the "Transition Services"). For purposes of this Agreement, each party is referred to as a "Provider" in its capacity as the provider of a Transition Service and as a "Recipient" in its capacity as the recipient of a Transition Service.

     (b) Unless otherwise agreed, the Transition Services shall be provided at Vendor Cost. For purposes of this Agreement, "Vendor Cost" means the amount specified on Attachment A. In addition, "Vendor Cost" shall include the direct out-of-pocket costs incurred by the Provider in providing the services, but only to the extent that such direct out-of-pocket costs have not been included by the Provider in the amounts set forth on Attachment A. In addition, unless otherwise specified on Attachment A, Asset Seller shall also pay to Buyer any amounts that are required to be paid to any licensors of software that is used in connection with the provision of any services hereunder, and any amounts that are required to be paid to any such licensors to obtain the consent of such licensors to provide any of the services hereunder. Subject to the immediately preceding sentence, Buyer shall use reasonable efforts to obtain any consents that may be required from such licensors in order to provide any of the services hereunder.

     (c) Each Provider of Transition Services shall perform such Transition Services exercising the same degree of care as it exercises in performing the same or similar services for its own account, with priority equal to that provided to its own businesses or those of any of its affiliates, subsidiaries or divisions.

     2. Billing and Payment. With respect to each of the Transition Services, the Recipient shall pay to the Provider the monthly charge or other charge specified on Attachment A for each Transition Service by the last day of each calendar month during the Transition Period. The Recipient shall promptly pay all other bills and invoices for charges permitted hereunder that it receives from the Provider for services provided under or pursuant to this Agreement, subject to receiving, if requested, any appropriate support documentation for such bills and invoices. Such additional charges may, at the Provider's option, be billed as incurred if the amount involved equals or exceeds $10,000, or, if such charges do not exceed $10,000, at the end of each calendar month during the Transition Period. All amounts shall be paid by wire transfer in accordance with the instructions provided by the Provider to the Recipient and, in the case of additional charges, shall be paid not later than 10 days following receipt by the Recipient of the Provider's invoice.

     3. General Intent. Each party and its wholly-owned direct or indirect subsidiaries agree to use their respective reasonable commercial efforts to end their need to use the Transition Services as soon as reasonably possible and (unless the parties otherwise agree) in all events to end such need with respect to each service specified in Attachment A attached hereto not later than the periods specified in Attachment A.

     4. Validity of Documents. The parties hereto shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

     5. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) until January 1, 2001, or such shorter or longer period as may be agreed by the parties or provided in Attachment A attached hereto with respect to particular Transition Services described in Attachment A attached hereto.

     6. Partial Termination. Any or all of the services provided hereunder are only terminable earlier than the Transition Period or the period specified in Attachment A attached hereto by the Recipient as of the end of a month upon 30 days' prior written notice to the Provider (unless otherwise specifically provided in Attachment A). Any such termination shall be final, subject to the Recipient's obligation to pay the Provider for the monthly charges and other amounts owing in respect of such terminated Transition Service.

     7. Assignment. This Agreement shall not be assignable in whole or in part by any party hereto without the prior written consent of the other parties hereto.

     8. Confidentiality. Each party shall cause each of its Affiliates and each of their officers, directors and employees to hold all information relating to the business of the other party disclosed to it by reason of this Agreement that is not already generally available to the public confidential and will not disclose any of such information to any party unless legally compelled to disclose such information; provided, however, that to the extent that any of them may become so legally compelled they may only disclose such information if they shall first have used reasonable efforts to, and, if practicable, shall have afforded the other party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed. Asset Seller hereby agrees that neither it nor any of its subsidiaries, employees or agents will access or use any Buyer or third party software on Buyer systems, other than the software and systems specifically described in Attachment A.

     9. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     10. Limitation of Liability. Neither party shall be liable to the other or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of such party is advised of the possibility or likelihood of the same. In addition, neither party shall be liable to the other party or any third party for any direct damages arising from any claim relating to this Agreement or any of the services provided hereunder or required to be provided hereunder, except to the extent that such direct damages are caused by the gross negligence or willful misconduct of such party or their wholly-owned direct or indirect subsidiaries.

     11. Consent to Jurisdiction; Waiver of Jury Trial.

     (a) The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein, and hereby waive, and agree not to assert, as a defense in any action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13 of this Agreement or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (b) Each party hereto hereby acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 11.

     12. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     13. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by overnight courier to the recipient, one business day after being sent by telefax (with transmission confirmed) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each party at the address indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

       Buyer:

                 Ziff Davis Media Inc.
                 28 E. 28th Street
                 New York, NY 10016
                 Attention: Chief Executive Officer
                 Fax: (212) 503-3581

        with copies to:

                 Willis Stein Partners II, L.P.
                 227 West Monroe, Ste. 4300
                 Chicago, IL 60606
                 Fax: (312) 422-2424
                 Attention: Daniel H. Blumenthal

                 and

                 Kirkland & Ellis
                 200 East Randolph Drive
                 Chicago, IL 60601
                 Attention: John A. Weissenbach
                 Fax: (312) 861-2200

         Asset Seller:

                 ZD Inc.
                 28 E. 28th Street
                 New York, NY 10016
                 Attention: J. Malcolm Morris

     14. Modification, Nonwaiver, Severability. Neither this Agreement nor any part hereof may be changed, altered or amended orally. Any modification must be by written instrument signed by the parties. Failure by either party to exercise promptly any right granted herein or to require strict performance of any obligation imposed hereunder shall not be deemed a waiver of such right. If any provision of this Agreement is held ineffective for any reason, the other provisions shall remain effective.

     15. Interpretation. The headings and captions contained in this Agreement and in Attachment A attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word "including" herein shall mean including without limitation."

     16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

     17. Entire Agreement. This Agreement and the Recapitalization Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

     18. Relationship of Parties. Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other parties, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

     19. Force Majeure. If any Provider is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, rebellion or other causes beyond the reasonable control of the Provider or other acts of God, then upon written notice to the Recipient, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and the Provider shall have no liability to the Recipient in connection therewith.


                                   * * * * *

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.


                                             ZIFF DAVIS MEDIA INC.


                                             By:    /s/ DANIEL H. BLUMENTHAL
                                                    ----------------------------

                                             Title: Vice President
                                                    ----------------------------


                                             ZD INC.

                                             By:    /s/ J. MALCOLM MORRIS
                                                    ----------------------------

                                             Title: Senior Vice President
                                                    ----------------------------

                                  Attachment A

1.   Banking and Cash Management Services.

     A. Services; Duration. Buyer and Asset Seller shall provide the services described in Schedule I attached hereto for the time periods set forth in such Schedule 1.

     B. Charges for Services. The services described on the attached Schedule I shall be provided at no charge.

2.   Use of Certain Financial Software.

     A. Services; Duration. In addition to the banking and cash management services described on Schedule I attached hereto, Buyer will provide to Asset Seller and ZDTV access to and use of the People Soft financial software and the Admarc software applications purchased by Buyer as part of the Acquisition for Asset Seller's transaction processing needs. Such access and use will be provided until June 30, 2000 (April 30, 2000 with respect to ZDTV) with respect to the PeopleSoft software and until December 31,2000 with respect to the Admarc software. Asset Seller shall be entitled to discontinue use of such software prior to the specified dates upon at least 30 days' prior written notice to Buyer. In the event the Admarc system is replaced by Buyer, access to data relevant to Asset Seller will be provided through alternate means (determined by Buyer) for the remainder of the service period.

     B. Charges for Services. Buyer shall charge Asset Seller an allocated portion of the monthly operation cost of the software covered in this paragraph 2B based on the "Charge-back Allocation Criteria" set forth on the attached Schedule 2.

3.   Information Technology Services.

     A. Services; Duration; Charges. Buyer shall provide to Asset Seller and the other businesses described in Schedule 2 attached hereto the services described in such Schedule 2 for the time periods set forth in such Schedule 2. Schedule 2 also describes the fees and charges that Asset Seller shall pay to Buyer in exchange for the provision of such services. To the extent that Buyer is providing services to entities other than Asset Seller, Asset Seller shall be liable to Buyer for such charges and Asset Seller shall seek reimbursement from the applicable entity receiving such services.

4.   Use of Premises.

     A. Description. Schedule 5.11(a) attached to the Purchase Agreement sets forth a list of the portions of the offices leased by Buyer (the "Shared Spaces") that Asset Seller (or such other parties as are indicated on such Schedule) will be entitled to continue to occupy for a period of 6 months following the Closing. Such use shall be for such purposes and in such manner as Sellers were using such spaces immediately prior to the Closing. In addition to the Shared Spaces, Buyer shall permit those employees of Sellers and Red Herring whose offices are located in areas of Buyer's offices which do not constitute Shared Spaces to continue using such spaces or alternate equivalent spaces designated by Buyer for a period of up to 3 months following the Closing in order to permit Sellers to transition such employee's work spaces to location of Sellers in an orderly fashion.

     B. Charges. Sellers shall pay Buyer the allocable portion of all rent, taxes, maintenance and other fees, expenses and charges incurred by Buyer with respect to the Shared Spaces. Such allocation shall be based on the approximate square footage of the Shared Spaces versus the total square footage of the space covered by the applicable rent, tax, fee, expense or charge. To the extent that Buyer is providing the use of Shared Spaces to entities other than Asset Seller, Asset Seller shall be liable to Buyer for amounts owed in respect of such Shared Spaces and Asset Seller shall seek reimbursement from the applicable entity using such Shared Spaces.

5.   Accounting and Transaction Processing Services.

     A. Services; Duration. Buyer shall provide to the "ZDNet" division of Asset Seller and the ZDTV business transaction processing management services through April 30, 2000. Such services shall consist of credit, billing, collections, accounts payable and general accounting. Buyer shall also provide to the "ZD Corporate" division of Asset Seller accounts payable and general accounting services through June 30, 2000. Upon completion of the accounting services transition period, Asset Seller will be responsible for maintaining the archive of historical financial information for all businesses other than the businesses acquired by Buyer. Asset Seller shall provide accounting personnel to perform the transaction processing functions for ZDNet, ZDTV and ZD Corporate. Asset Seller shall also provide personnel to assist Buyer in transitioning the accounting services that Buyer is retaining into a stand-alone business unit. Such services being provided by Asset Seller shall be provided through June 30, 2000.

     B. Charges. Attached as Schedule 3 hereto is a projected budget for the accounting services described in paragraph 5A above. The allocation methodology contained in such projected budget shall be used by Buyer and Asset Seller to determine the net amount owing by Asset Seller to Buyer for the services being provided under this paragraph 5. References to ZDNet, ZDTV or Computer Shopper in such budget are references to amounts that will be charged to Asset Seller by Buyer.

6.   Intellectual Property Legal Services.

     A. Services; Intellectual Property Legal Services. Asset Seller shall provide the following services to Buyer during the term specified under "Duration", below:

          1. Provide a list of all law firms, agents and foreign associates used worldwide for trademark prosecution and enforcement, including contact information. Asset Seller shall request that each such law firm, agent and associate prepare and provide, at Buyer's cost and expense, a list of applications and registrations of active matters relating to the Division.

          2.   Provide copies of all written files.

          3. Promptly provide an electronic copy of the docketing system of all trademarks, including status and action items, and continue to docket matters manually and advise Buyer of new deadlines until such file transfer is completed.

          4. Promptly forward all notices received from outside counsel and registry officials, retaining one copy for docketing purposes.

          5. Promptly forward all cease-and-desist letters or other notices of actual or potential trademark infringement relating to all trademarks.

          6. Respond to Office Actions and other correspondence received from the U.S. Patent and Trademark Office or U.S. Copyright Office, consistent with past procedure.

          7. Coordinate preparation by outside counsel of all filings required to be made to update record title into name of Asset Seller for those patents, trademark and copyright registrations and applications identified by Buyer to Asset Seller in accordance with the side letter agreement between Asset Seller and Buyer dated of even date herewith.

     B. Covered Persons. The following employees of Asset Seller (the "IP Covered Persons") shall, so long as they remain in the employ of Asset Seller, continue to provide services to Buyer following the Closing on a basis consistent with services provided to the Division prior to the Closing (percentages indicate the percentage of the applicable employee's working time that will be devoted to providing services to Buyer): Andrea van Kampen (80%), Phyllis Schoenberg (90%), Helene Calabrese (90%), Marylin

          Kelly (90%), Janice Sanchez (90%) and Lucy Maldonado (50%). Such persons shall at all times remain employees of Asset Seller, and except as set forth in paragraph 6C below, Buyer shall have no liability or obligation with respect to such persons in connection with their employment by ZD Inc.

     C. Charges. Buyer shall reimburse Asset Seller for 100% of outside domestic and foreign counsel fees and disbursements and official fees related to the services provided under this paragraph 6 (except as otherwise provided pursuant to the side letter referenced in paragraph 6A.(7) above) and other direct out-of-pocket costs and expenses incurred by Asset Seller and for a percentage of each of the Covered Person's salary and bonus (which, in the case of the bonus, shall be prorated for the periods during which each Covered Person provides services to Buyer) in an amount equal to the percentage of that person's time engaged in activities for the Buyer (as indicated in paragraph 6B above). Such amounts shall be increased by 19% to compensate Asset Seller for the benefits and other costs incurred by Asset Seller with respect to such persons. Buyer shall have no liability with respect to any severance, vacation, termination, pension, profit sharing or other employee benefits that may be payable to any covered person.

     D. Duration. Asset Seller shall use commercially reasonable efforts to have available the IP Covered Persons to continue to provide the applicable services to Buyer until June 1, 2000.

7.   Use of Certain Employees.

     A. Covered Persons. The following employees of Asset Seller and Buyer (the "Covered Persons") shall, so long as such Covered Persons remain in the employ of the applicable party, continue to provide services to the other following the Closing on a basis consistent with services provided to the applicable business prior to the Closing (percentages indicate the percentage of each person's working time that will be devoted to providing services to the Recipient):

          Name                 Time Allocation     Employer        Recipient
          ----                 ---------------     --------        ---------
          Adam Power           20%                 Asset Seller    Buyer
          Megumi Jinno         20%                 Asset Seller    Buyer
          Patrick Scherrer     50%                 Buyer           Asset Seller
          Freddy Mini          50%                 Buyer           Asset Seller
          Dominique Petit      25%                 Buyer           Asset Seller

          Such persons shall at all times remain employees of the applicable "Employer", and, except as set forth in paragraph 7B below, the Recipient shall have no liability or obligation with respect to such persons in connection with their employment by the "Employer".

     B. Charges. Each Recipient shall reimburse the Provider for a percentage each of the Covered Person's salary in an amount equal to the percentage "Time Allocation" for each such person (as indicated in paragraph 7A above). Such amounts shall be increased by 19% to compensate the applicable Provider for the benefits and other costs incurred by such Provider with respect to such persons. The Recipient shall have no liability with respect to any severance, vacation, termination, pension, profit sharing or other employee benefits that may be payable to any Covered Person of the Provider.

     C. Duration. Each Provider shall use commercially reasonable efforts to have available the Covered Persons to continue providing the applicable services to the Recipient until December 31, 2000, or such earlier date as the Recipient may specify in writing to the applicable Provider with respect to each Covered Person with 30 days prior written notice.

8.   Continued Health Insurance Coverage.

     A. Services; Duration; Charges. For the period beginning on the Closing Date and continuing for the remainder of the calendar month in which the Closing Date occurs and thereafter until May 31, 2000 (unless Buyer provides Asset Seller with notice by April 14 of an earlier termination in which case it shall be until April 30, 2000), Asset Seller shall provide to the Transferred Employees the same medical coverage under Asset Seller's Aetna's ASA medical plan that was provided to such employees by Asset Seller immediately before Closing. Buyer shall pay Asset Seller the amount of $220,000 per month for each month as total compensation for such coverage, payable promptly after this date with respect to April and on May 1 if not cancelled as provided herein.

                                   Schedule 1


Accounts Receivable

Cash receipts into the lockbox accounts maintained by Asset Seller will be posted to the Accounts Receivable ledger by the A/R department of Buyer (led by Beverly Lewis). Once Asset Seller has established its own A/R department, Buyer's team will provide reasonable assistance in transitioning to Asset Seller the process of monitoring Asset Seller's lockbox accounts and posting receipts to Asset Seller's Accounts Receivable ledger. Such transition shall occur as soon as practicable, but in any event no later than June 1, 2000.

The majority of the existing lockbox accounts of Asset Seller will remain with Asset Seller. Buyer's A/R department will continue to process receivables ensuring the appropriate split between Asset Seller and Buyer. The cash received in the lockbox accounts will be distributed to the appropriate bank accounts (i.e., Asset Seller or Buyer).

Once Asset Seller's personnel have taken over receivable management and review of the daily lockbox receipts for Asset Seller's lockbox accounts, Asset Seller shall promptly remit (within 1 business day of receipt) all collections in respect of payments made to Buyer.

If during the period that Buyer's personnel are managing Asset Seller's lockbox accounts or the period that Asset Seller's personnel are managing such lockbox accounts, any payment is received from a customer who purchases products or services from both Buyer and Asset Seller without specification as to which invoice such payment relates, the following procedures shall be implemented to determine which party (Buyer or Asset Seller) is entitled to the benefit of such payment:

     o Contact the customer for specifics as to what invoices and what company is being paid (this should be performed by the personnel managing the lockbox (i.e. Buyer in the early transition and Asset Seller in the later transition). A written indication (fax or e-mail) should be requested from the customer to alleviate potential future collection issues.

     o If specifics are not available from the customer, the cash should be applied to the oldest invoices of Buyer or Asset Seller and ratably to any invoices which are the same aging.

Cash Disbursements

Cash disbursements are made primarily through accounts payable processing and wire transfers. Wire transfers are discussed under Management of Daily Cash Position.

Buyer shall continue to process Asset Seller's accounts payable through April 30, 2000, at which time Asset Seller's personnel will take over the processing of Asset Seller's accounts payables. Accounts payable for Asset Seller will continue to be processed out of the Delaware checking account. Buyer will be permitted to continue to use Asset Seller's Delaware checking account to process its disbursements on a transitional basis until April 30, 2000. During the period that Buyer and Asset Seller are using the same Delaware checking account for accounts payable processing, the account will be funded by Asset Seller's concentration account (this is how the "mechanics" are set at the bank) and Buyer will reimburse Asset Seller's concentration account (from Buyer's concentration account).

Such reimbursement will be done at the time of a check run. A separate business unit A/P will be set up to process Buyer's A/P. In this manner at the time of cutting checks, the parties will know which checks relate to Buyer and which relate to Asset Seller. Before checks are mailed in respect of Buyer's A/P, Buyer will fund Asset Seller's concentration account in respect of such payments.

Management of Daily Cash Position

Managing the daily cash position includes, managing overnight investing of cash and repayment of debt with excess cash.

Wire transfers are currently processed by Val Estrada and approved by either Mark Moyer or Tom Wright. Prior to Closing, Asset Seller needs to set up authorization for wire approval with an authorized representative of Asset Seller. Such wires are processed out of Asset Seller's concentration account and primarily relate to debt payments. Wires are currently approved through the Bank of NY software system installed at Buyer. On a daily basis, Val Estrada prepares a G/L upload file to record the day's wire activities in the G/L.

While Asset Seller works to train new users and to have the software installed locally, Buyer will continue to provide this service. The parties may establish a system of e-mail authorization to indicate wire transfers are made in accordance with Asset Seller's instructions. Once Asset Seller has the software installed and employees trained, it will take over the process of setting up the wires for approval and preparing the G/L upload file (until 6/30/00, the file will be uploaded to Buyer's PeopleSoft system). Such takeover of the process shall occur no later than June 30, 2000.

Timing

Based on the above, Asset Seller's and Buyer's banking systems should be operating separately no later than May 1, 2000. Asset Seller may continue to use the links to Buyer's PeopleSoft system so accounting services can be provided (i.e. ensure proper G/L posting of all cash transactions) through June 30, 2000 (in accordance with paragraph 2A of Attachment A).

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                                   Schedule 2


Buyer agrees to provide continued support for users from each of the organizations listed below of infrastructure, core business applications, and departmental systems, being acquired by Buyer pursuant to the Purchase Agreement, for the periods listed below. Services will be rendered on a monthly charge-back basis (where applicable) throughout the transition period. Charge-back fees will be calculated as described on the schedule included below. The following sections outline the support to be provided for each organization. In all cases the dates provided are projected based on requirements expressed by the supported organizations. In each case the purpose of this service agreement is to facilitate the smooth transition of existing Ziff-Davis Inc. organizational components from an integrated centrally serviced group to autonomous businesses each capable of sustaining operations independently. As each business unit is able to transition to its own information systems infrastructure the services provided by Buyer will be terminated. Accordingly, the contents of this Schedule 2 form a framework that will be used to guide activities between Buyer and other business components throughout the transition period. Modifications will be negotiated as required due to operational considerations within the spirit of this Schedule 2.

The information systems strategy for Buyer consists of migration of applications from their current operational environment. The current applications platform will remain in place (supported by Buyer) through the periods described below. Supported organizations will require no change to their existing client environment throughout this period. In any case where an organization requires support after the dates provided, such support will be provided, however additional costs may be incurred associated with changes in technology required within the new applications environment of Buyer. These additional costs would be passed directly through to the organizations(s) receiving such services.

Support provided for Asset Seller

   PeopleSoft HR through 30 June 2000
   PeopleSoft Accounting through 30 June 2000
   ADMARC through 30 October 2000 (access to history provided through 1/1/2001) ADSCOPE through 30 October 2000 (access to history provided through 1/1/2001) Continued use of Wide Area Network through 30 October 2000

Support provided for ZD Events

   PeopleSoft HR through 30 June 2000
   PeopleSoft Accounting through 30 June 2000
   Continued use of Wide Area Network through 30 June 2000

Support provided for ZDTV

   Continued use of Wide Area Network through 30 June 2000
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Support provided for Education

   Continued use of Wide Area Network through 30 June 2000

Support provided for ZDTV

   Continued use of Wide Area Network through 30 June 2000

Lotus Notes Environment

Ziff Davis Publishing has begun the process of transitioning support for Lotus Notes to Interliant, an external service provider. This transition project involves an overall upgrade and consolidation of Publishing Lotus Notes servers, upgrade of the Lotus Notes server software to version 5.0, and implementation of a hierarchical addressing scheme. A copy of the Interliant project proposal has been provided to ZDNet, ZDTV, and ZD Events for review. The primary Lotus Notes asset acquired by Buyer in this area is the Lotus Notes Certificate (i.e. naming convention) for the current Notes implementation. Accordingly, each separate business entity (ZDNet, ZDTV, etc.) will be required to procure their own Lotus Notes Certificate to continue operating Lotus Notes following the transition period. However, the application implementations that have been developed with Lotus Notes (Sales Territory Database etc.) are not controlled by any license agreement and are considered shared. Accordingly, copies of the required applications with associated data will be provided to each business organization as part of their transition to their own Lotus Notes environment.

In regards to Lotus Notes Mail each organization will be developing an addressing scheme independent of the current shared FirstName_LastName@ZD.COM convention. For a period of time following separation, the service of forwarding Internet e-mail addressed via ZD.COM will be required. During the transition period continued routing of this e-mail will be maintained as is by the Publishing Notes service provider. However, the ZD.COM domain name has not been acquired by Buyer. Consequently, the service of providing internet e-mail forwarding via this address, and related "new address notification", will necessarily revert to the remaining company following the transition of Publishing on or before June 30, 2000.

Throughout the transition period (projected through 30 June 2000) there will be no charges for continued use of the existing Lotus Notes Certificate, e-mail, or applications. In addition, Publishing will continue to share all information regarding Interliant and the outsourcing of Notes support as an alternative to be considered by each organization.

Charge-back Schedules

Wide Area Network -- Charges are based on connections supported and the number of users within each organization. As each organization migrates to their own WAN network charges for remaining organizations will not change. All charges computed for WAN usage will be handled as a direct pass through and will be reviewed with representatives of Asset Seller.

Core Business Applications -- Charge-back for core business applications (PeopleSoft HR, PeopleSoft Accounting, ADSCOPE and ADMARC) will be based on the following criteria. In each


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case the schedule reflects only that cost associated with continued support of these applications in their current configuration through the transition period. On a monthly basis a detailed breakdown of operating cost for each application will be provided in support of the charge-back fee. In addition, services provided by the ZDNet and the ZD Inc. transition team that support the Publishing transition will be deducted from monthly charge-back fees.

PeopleSoft Accounting - Charge-back for this application will be calculated based on the percentage of the total number of AP invoices/GL line item transactions processed by each user organization during a given month and therefore will vary according to actual use.

PeopleSoft HR - Charge-back for this application will be calculated based on the percentage of the total number of employees actively supported within the application represented by each user organization during a given month and therefore will vary according to employee count.

ADMARC - Charge-back for this application will be calculated based on the number of ZDNet Active users as a percentage of the total actively supported users within the application. The only organization affected is ZDNet with approximately five current users as compared to approximately eighty for Publishing. The Product Index application is considered a part of ADMARC within this agreement.

ADSCOPE - Charge-back for this application will be calculated based on the number of ZDNet Active users as a percentage of the total actively supported users within the application. The only organization affected is ZDNet. These calculations will take into account any external costs for licensing as well as internal costs for support personnel as required.

Transition Support

The Publishing division has initiated projects to migrate all of these applications to a new platform supported by an external service provider (Ciber, Inc.). The cost of this transition project will not be included in calculations of charge-back to supported organizations. In addition, Publishing will provide all information related to Ciber for consideration by supported organizations, as a possible service provider for their long term needs.